As filed with the U.S. Securities and Exchange Commission on December 16, 2020

Registration No. 333-251097

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 2 to

FORM S-1

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

Alta Equipment Group Inc.

(Exact name of registrant as specified in our charter)

Delaware	5084	83-2583782
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

13211 Merriman Road

Livonia, Michigan 48150

(248) 449-6700

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Ryan Greenawalt

Chief Executive Officer

13211 Merriman Road

Livonia, Michigan 48150

(248) 449-6700

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Jeffrey A. Hoover Jude M. Sullivan Howard & Howard Attorneys PLLC 450 West 4th Street Royal Oak, Michigan 48067	Dean M. Colucci Alex Pherson Leigh Krafchek Duane Morris LLP 1540 Broadway New York, NY 10036

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box:  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 under the Securities Exchange Act of 1934:

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Depositary shares representing a 1/1000th fractional interest in a share of % Series A Cumulative Perpetual Preferred Stock, $0.0001 par value per share	$25,000,000	$2,727
Series A Cumulative Perpetual Preferred Stock, $0.0001 par value per share	(2)	(2)

(1)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) of the Securities Act of 1933, as amended shares of Series A Preferred Stock that may be sold upon exercise of the underwriters’ option to purchase additional shares, if any. The registrant paid a registration fee of $3,273 with the previous filing of this registration statement.

(2)

1,000 shares of Series A Cumulative Perpetual Preferred Stock, $0.0001 par value per share may be issuable upon exchange of depositary shares registered hereunder. No separate consideration will be received for such preferred stock.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 2 (Amendment No.2) to the Registration Statement on Form S-1 (File No. 333-251097) of Alta Equipment Group Inc. (Registration Statement) is being filed solely for the purpose of filing certain exhibits as indicated in Part II of this Amendment No. 2. This Amendment No. 2 does not modify any provision of the prospectus that forms a part of the Registration Statement. Accordingly, a preliminary prospectus has been omitted.

PART II — INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth all costs and expenses, other than underwriting discounts and commissions, in connection with the sale of our securities being registered, all of which will be paid by us. All amounts shown are estimates, except for the SEC registration fee and the FINRA filing fee.

Amount Paid or to be Paid
SEC registration fee	$
FINRA fee		*
Legal fees and expenses		*
Accounting fees and expenses		*
Transfer agent and registrar fees and expenses		*
Miscellaneous fees and expenses		*

Total	$	*

•	These fees and expenses are calculated based on the securities offered and the number of issuances and accordingly cannot be defined at this time.

Item 14. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities, including reimbursement for expenses incurred, arising under the Securities Act of 1933, as amended, or the Securities Act.

The Registrant’s certificate of incorporation provides for indemnification of the Registrant’s directors, officers, employees and other agents to the maximum extent permitted by the Delaware General Corporation Law, and the Registrant’s bylaws provide for indemnification of the Registrant’s directors, officers, employees and other agents to the maximum extent permitted by the Delaware General Corporation Law.

In addition, the Registrant has entered into indemnification agreements with directors, officers, and some employees containing provisions which are in some respects broader than the specific indemnification provisions contained in the Delaware General Corporation Law. The indemnification agreements require the Registrant, among other things, to indemnify its directors against certain liabilities that may arise by reason of their status or service as directors and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.

The Registrant has purchased a policy of directors’ and officers’ liability insurance that insures its officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures the Registrant against its obligations to indemnify its officers and directors.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 15. Recent Sales of Unregistered Securities.

Founder Shares and Subscription Agreements

In connection with our initial formation in 2012, a wholly-owned subsidiary of B. Riley Financial which is the parent of our Sponsor was issued all of our outstanding equity. On November 19, 2018, prior to the consummation of the IPO, we conducted a 1:3,593,750 stock split and reclassification of our common stock, resulting in our sole stockholder owning 3,593,750 founder shares. On March 12, 2019, 20,000 founder shares were transferred to each of Patrick J. Bartels, Jr., James L. Kempner, Timothy M. Presutti and Robert Suss, our then-independent directors, at their par value, and on April 4, 2019, the remaining 3,513,750 founder shares were contributed to our Sponsor. The number of founder shares outstanding was determined based on the expectation that the founder shares would represent 20% of the outstanding shares after the IPO. Up to 468,750 founder shares were subject to forfeiture by our sponsor depending on the extent to which the underwriters’ over-allotment option was exercised so that our initial stockholders would maintain ownership of founder shares representing 20% of our common stock after the IPO excluding the private placement shares underlying the private placement units. As the underwriters exercised their over-allotment option in full, such shares were not forfeited.

The initial stockholders have agreed not to transfer, assign or sell any of the founder shares (except to certain permitted transferees) until the earlier of one year after the completion of a business combination or earlier if, subsequent to a business combination, (i) the last reported closing price of our common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after a business combination, or (ii) the date on which we complete a liquidation, merger, stock exchange or other similar transaction which results in all of our stockholders having the right to exchange their shares of common stock for cash, securities or other property, subject to certain limited exceptions.

In connection with our entry into the subscription agreements with the PIPE investors, the Sponsor forfeited 178,947 founder shares to us for cancellation upon consummation of the business combination. Upon the consummation of the business combination, the Sponsor forfeited an additional 1,470,855 founder shares to us for cancellation.

Two affiliates of B. Riley Financial, BRCPOF and BRPI, are PIPE investors and purchased $6,850,000 and $1,000,000, respectively, of our shares of common stock at a price of $10.00 per share, or 685,000 and 100,000 shares, respectively. BRPI did not receive any incentive shares or warrants in respect of its subscription.

Forward Purchase Agreement

At the time of our IPO, we entered into the forward purchase agreement which provided for the purchase, immediately prior to the closing of the business combination, by BRPI, an affiliate of the Sponsor, or its designees of $25,000,000 of our units at a price of $10.00 per unit, or an aggregate of 2,500,000 units, each comprised of one forward purchase share and one-half of one forward purchase warrant. In connection with the closing of the business combination and the subscription agreements with the PIPE investors, BRPI or its designees transferred 1,275,000 forward purchase warrants to us for no consideration.

Howell Acquisition

We issued 507,143 shares of our common stock to the selling securityholders in connection with the closing of the Howell Acquisition. The shares were issued in reliance on Section 4(a)(2) of the Securities Act.

Item 16. Exhibits and Financial Statement Schedules.

(a) Exhibits

Exhibit No.	Description

1.1	Form of Underwriting Agreement

2.1	Merger Agreement, dated as of December 12, 2019, by and among B. Riley Principal Merger Corp., BR Canyon Merger Sub Corp., Alta Equipment Holdings, Inc. and Ryan Greenawalt (incorporated by reference to Exhibit 2.1 of the Current Report on Form 8-K (File No. 001-38864) filed by the Company on December 13, 2019).

3.1	Third Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 of the Form 8-A (File No. 001-38864) filed by the Company on February 14, 2020).

3.2	Amended and Restated Bylaws (incorporated by reference to Exhibit 3.2 of the Form 8-A (File No. 001-38864) filed by the Company on February 14, 2020).

3.3	Form of Certificate of Designations for Series A Preferred Stock

4.1	Specimen Common Stock Certificate (incorporated by reference to Exhibit 4.1 of the Form 8-A (File No. 001- 38864) filed by the Company on February 14, 2020).

4.2	Specimen Warrant Certificate (incorporated by reference to Exhibit 4.2 of the Form 8-A (File No. 001-38864) filed by the Company on February 14, 2020).

4.3	Warrant Agreement, dated April 8, 2019, between the B. Riley Principal Merger Corp. and Continental Stock Transfer & Trust Company, as warrant agent (incorporated by reference to Exhibit 4.1 of the Current Report on Form 8-K (File No. 001-38864) filed by the Company on April 11, 2019).

4.4	Form of Deposit Agreement, dated December , 2020, among the Company, Continental Stock Transfer & Trust Company, as Depositary, and the holders of depositary receipts, with respect to the % Series A Cumulative Perpetual Preferred Stock of the Company.

4.5	Form of Specimen certificate representing the % Series A Cumulative Perpetual Preferred Stock, par value $0.0001 per share, of the Company

4.6	Form of Depositary Receipt (included as Exhibit A to Exhibit 4.4)

5.1	Opinion of Howard & Howard Attorneys PLLC

10.1	Fifth Amended and Restated ABL First Lien Credit Agreement, dated February 3, 2020, among the B. Riley Principal Merger Corp., Alta Equipment Holdings, Inc., Alta Enterprises, LLC, Alta Construction Equipment Illinois, LLC, Alta Heavy Equipment Services, LLC, Alta Industrial Equipment Michigan, LLC, Alta Construction Equipment, L.L.C., Alta Industrial Equipment Company, L.L.C., NITCO, LLC, Alta Construction Equipment Florida, LLC, the lenders party thereto, and JPMorgan Chase Bank, N.A., as Administrative Agent (incorporated by reference to Exhibit 10.1 of the Current Report on Form 8-K (File No. 001-38864) filed by the Company on February 4, 2020).

10.2	Note Purchase Agreement, dated February 3, 2020, among B. Riley Principal Merger Corp., Alta Equipment Holdings, Inc., Alta Enterprises, LLC, Alta Construction Equipment Illinois, LLC, Alta Heavy Equipment Services, LLC, Alta Industrial Equipment Michigan, LLC, Alta Construction Equipment, L.L.C., Alta Industrial Equipment Company, L.L.C., NITCO, LLC, Alta Construction Equipment Florida, LLC, the purchasers party thereto, and U.S. Bank National Association, as Administrative Agent (incorporated by reference to Exhibit 10.2 of the Current Report on Form 8-K (File No. 001-38864) filed by the Company on February 4, 2020).

Exhibit No.	Description

10.3	Fifth Amended and Restated Floor Plan First Lien Credit Agreement, dated February 3, 2020, among B. Riley Principal Merger Corp., Alta Equipment Holdings, Inc., Alta Enterprises, LLC, Alta Construction Equipment Illinois, LLC, Alta Heavy Equipment Services, LLC, Alta Industrial Equipment Michigan, LLC, Alta Construction Equipment, L.L.C., Alta Industrial Equipment Company, L.L.C., NITCO, LLC, Alta Construction Equipment Florida, LLC, the lenders party thereto, and JPMorgan Chase Bank, N.A., as Administrative Agent (incorporated by reference to Exhibit 10.3 of the Current Report on Form 8-K (File No. 001-38864) filed by the Company on February 4, 2020).

10.4	Form of Subscription Agreement (incorporated by reference to Exhibit 10.1 of the Current Report on Form 8-K (File No. 001-38864) filed by the Company on December 13, 2019).

10.5	Letter Agreement, dated April 8, 2019, by and among the Company, its officers, its directors and B. Riley Principal Sponsor Co., LLC (incorporated by reference to Exhibit 10.1 of the Current Report on Form 8-K (File No. 001-38864) filed by the Company on April 11, 2019).

10.6	Registration Rights Agreement, dated April 8, 2019, by and among the Company, B. Riley Principal Sponsor Co., LLC and the Company’s independent directors (incorporated by reference to Exhibit 10.3 of the Current Report on Form 8-K (File No. 001-38864) filed by the Company on April 11, 2019).

10.7	Registration Rights Agreement, dated February 14, 2020, by and among the Company and Ryan Greenawalt, Robert Chiles, Anthony Colucci, Craig Brubaker, Alan Hammersley, Richard Papalia, Paul Ivankovics and Jeremy Cionca (incorporated by reference to Exhibit 10.2 of the Form 8-A (File No. 001- 38864) filed by the Company on February 14, 2020).

10.8	Forward Purchase Agreement, dated April 8, 2019, by and between the Company and B. Riley Principal Investments, LLC (incorporated by reference to Exhibit 10.5 of the Current Report on Form 8-K (File No. 001-38864) filed by the Company on April 11, 2019).

10.9	Form of Securities Purchase Agreement (incorporated by reference to Exhibit 10.6 of the Current Report on Form 8-K (File No. 001-38864) filed by the Company on February 14, 2020).

10.10	Amendment to Subscription Agreement, dated February 12, 2020, by and between the Company and B. Riley Principal Investments, LLC (incorporated by reference to Exhibit 10.7 of the Current Report on Form 8-K (File No. 001-38864) filed by the Company on February 14, 2020).

10.11	Alta Equipment Group Inc. 2020 Omnibus Incentive Plan (incorporated by reference to Annex C to the Definitive Proxy Statement filed by the Company on January 23, 2020).

21.1	Subsidiaries of the Company (incorporated by reference to Exhibit 21.1 to the Current Report on Form 8-K (File No. 001-38864) filed by the Company on February 14, 2020).

23.1**	Consent of UHY LLP

23.2**	Consent of George Johnson & Company

23.3**	Consent of Marcum LLP

23.4**	Consent of O’Connor & Drew, P.C.

23.5**	Consent of Grant Thornton LLP

23.6	Consent of Howard & Howard Attorneys PLLC (included in Exhibit 5.1 to the Registration Statement).

24.1	Powers of Attorney (included on the signature page of the Registration Statement).

Exhibit No.	Description

101.INS**	XBRL Instance Document

101.SCH**	XBRL Taxonomy Extension Schema Document

101.CAL**	XBRL Taxonomy Extension Calculation Linkbase Document

101.DEF**	XBRL Taxonomy Extension Definition Linkbase Document

101.LAB**	XBRL Taxonomy Extension Label Linkbase Document

101.PRE**	XBRL Taxonomy Extension Presentation Linkbase Document

*	To be filed by amendment
**	Previously filed

(b)	Financial Statement Schedules

All schedules have been omitted as not applicable or not required under the rules of Regulation S-X.

Item 17. Undertakings.

(a) The undersigned registrant hereby undertakes: to provide to the underwriters at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c) The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) For the purpose of determining liability under the Securities Act of 1933 to any purchaser, if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(4) For the purpose of determining liability of a registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of an undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by an undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Livonia, State of Michigan, on December 16, 2020.

ALTA EQUIPMENT GROUP INC.

By:	/s/ Ryan Greenawalt
Name:	Ryan Greenawalt
Title:	Chief Executive Officer

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated below.

/s/ Ryan Greenawalt Ryan Greenawalt	Chief Executive Officer and Director (principal executive officer)	December 16, 2020

/s/ Anthony Colucci Anthony Colucci	Chief Financial Officer (principal financial officer and principal accounting officer)	December 16, 2020

* Zachary Savas	Director	December 16, 2020

* Daniel Shribman	Director	December 16, 2020

* Andrew Studdert	Director	December 16, 2020

* Katherine White	Director	December 16, 2020

*By:	/s/ Ryan Greenawalt
Attorney-in-fact